Exhibit 99.1

PRESS RELEASE

Clorox Announces Simplified Operating Structure to Improve Execution and Accelerate Growth

OAKLAND, Calif., June 17, 2026 — The Clorox Company (NYSE: CLX) today announced a simplified operating structure designed to streamline leadership oversight, align resources to drive the company’s strongest growth opportunities, advance portfolio optimization efforts and support faster execution across the enterprise to improve business performance.

As part of the new structure, Chris Hyder, executive vice president and group president – Health & Hygiene (Health & Wellness and International reportable segments), has been appointed executive vice president and chief operating officer, effective immediately. In this expanded role, which consolidates leadership of all business units under a single executive, Hyder will drive end-to-end execution across the businesses. This streamlined structure will reduce complexity, enhance accountability, and improve execution to strengthen operational performance.

Nina Barton, executive vice president and group president – Care & Connection (Household and Lifestyle reportable segments), will move into a new role, executive vice president – chief growth & strategy officer. In this role, Barton will drive innovation, value superiority, strategy, and portfolio shaping that structurally positions the company for faster growth. The commercial functions will report to this role, enabling a more integrated and proactive approach to meet evolving consumer trends.

“As we continue transforming Clorox into a faster-growing, more focused, digitally enabled company, we are evolving leadership to create better execution – building on the foundational investments that have been completed as part of our IGNITE strategy,” said Chair and CEO Linda Rendle. “This refined operating structure will help us move faster and deliver stronger results as we continue to focus our investment behind faster-growing health and hygiene categories. Chris is a proven leader, with more than two decades of experience at Clorox, deep operational expertise leading our Cleaning and International businesses, and a strong track record of accelerating performance. Chris will play a critical role as COO in advancing our strategy and strengthening execution across all our businesses, while Nina’s deep brand-building expertise will help drive innovation and brand value superiority. Nina brings a strong growth orientation, passion for the consumer and success with insight-driven category expansion. I look forward to working with Chris and Nina to drive sustainable, profitable growth and enhanced shareholder value creation that Clorox’s categories, brands and capabilities are positioned to deliver.”

As announced on May 28, the Clorox Board of Directors is undertaking a comprehensive search with a leading firm to execute its search for a new CEO. The Board is committed to evaluating a broad range of candidates as they work to identify the right person to guide the company through its next phase of growth and value creation.

About The Clorox Company

The Clorox Company (NYSE: CLX) champions people to be well and thrive every single day. Headquartered in Oakland, California since 1913, Clorox integrates sustainability into how it does business. Driven by consumer-centric innovation, the company is committed to delivering clearly superior experiences through its trusted brands including Brita®, Burt’s Bees®, Clorox®, Fresh Step®, Glad®, Hidden Valley®, Kingsford®, Liquid-Plumr®, Pine-Sol® and Purell® as well as international brands such as Chux®, Clorinda® and Poett®. Visit thecloroxcompany.com to learn more.

Media Contact:

corporate.communications@clorox.com

Investor Relations Contact:

investorrelations@clorox.com

CLX-F

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